SUB-ITEM 77D: Policies with respect to security investments

A Meeting of the Board of Trustees (the "Trustees") of the Huntington
VA Funds (the "Trust") was held on January 29, 2003.

After full discussion, on motion duly made and seconded, the Trustees unanimously, and without shareholder approval, authorized and approved a proposal to amend the investment policies of the Huntington VA
Rotating
Markets Fund (formerly, Huntington VA Rotating Index
Fund) (the "Fund")
as follows:

"The Trustees hereby approve changing the fundamental investment objective for the Huntington VA Rotating Markets Fund
(the "VA Rotating Markets Fund") from seeking to approximate the returns of a broad-based equity market index to one of seeking capital appreciation."
"The Trustees hereby approve eliminating the fundamental investment policy for the VA Rotating Markets Fund of investing at least
80% of total assets
in stocks comprising a broad-based equity index."

The above-referenced policies became effective after shareholder approval was obtained on April 17, 2003.